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SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

ReachLocal, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

75525F104

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-l(b)
☐	Rule 13d-l(c)
☒	Rule 13d-l(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 75525F104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). VantagePoint Venture Partners IV, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially by Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 846,099

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 846,099

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 846,099

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions). ☐

11.	Percent of Class Represented by Amount in Row (9) 3.05%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 75525F104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). VantagePoint Venture Partners IV Principals Fund, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially by Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 30,789

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 30,789

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 30,789

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions). ☐

11.	Percent of Class Represented by Amount in Row (9) 0.11%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 75525F104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). VantagePoint Venture Partners IV (Q), L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially by Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 8,451,641

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 8,451,641

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,451,641

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions). ☐

11.	Percent of Class Represented by Amount in Row (9) 30.42%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 75525F104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). VantagePoint Venture Partners III, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially by Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 237,775

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 237,775

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 237,775

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions). ☐

11.	Percent of Class Represented by Amount in Row (9) 0.86%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 75525F104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). VantagePoint Venture Partners III (Q), L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially by Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,952,995

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,952,995

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,952,995

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions). ☐

11.	Percent of Class Represented by Amount in Row (9) 7.03%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 75525F104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). VantagePoint Venture Partners 2006 (Q), L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially by Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,021,222

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,021,222

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,021,222

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions). ☐

11.	Percent of Class Represented by Amount in Row (9) 3.68%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 75525F104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). VantagePoint Venture Associates III, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially by Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,190,770

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,190,770

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,190,770*

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions). ☐

11.	Percent of Class Represented by Amount in Row (9) 7.89%

12.	Type of Reporting Person (See Instructions) PN

*Pursuant to Rule 13d-4, the Reporting Person disclaims beneficial ownership of the shares of common stock reflected herein and, as such, declares that the statement shall not be construed as an admission that such person is the beneficial owner of any securities covered hereby.

CUSIP No. 75525F104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). VantagePoint Venture Associates IV, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially by Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 9,328,529

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 9,328,529

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,328,529*

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions). ☐

11.	Percent of Class Represented by Amount in Row (9) 33.58%

12.	Type of Reporting Person (See Instructions) PN

*Pursuant to Rule 13d-4, the Reporting Person disclaims beneficial ownership of the shares of common stock reflected herein and, as such, declares that the statement shall not be construed as an admission that such person is the beneficial owner of any securities covered hereby.

CUSIP No. 75525F104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). VantagePoint Venture Associates 2006, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially by Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,021,222

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,021,222

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,021,222*

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions). ☐

11.	Percent of Class Represented by Amount in Row (9) 3.68%

12.	Type of Reporting Person (See Instructions) PN

*Pursuant to Rule 13d-4, the Reporting Person disclaims beneficial ownership of the shares of common stock reflected herein and, as such, declares that the statement shall not be construed as an admission that such person is the beneficial owner of any securities covered hereby.

CUSIP No. 75525F104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). VantagePoint Management, Inc.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially by Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 13,413

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 13,413

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,413

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions). ☐

11.	Percent of Class Represented by Amount in Row (9) 0.05%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 75525F104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Alan E. Salzman

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Canada

Number of Shares Beneficially by Owned by Each Reporting Person With:	5.	Sole Voting Power 2,342

	6.	Shared Voting Power 12,553,934

	7.	Sole Dispositive Power 2,342

	8.	Shared Dispositive Power 12,553,934

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,556,276*

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions). ☐

11.	Percent of Class Represented by Amount in Row (9) 45.19%

12.	Type of Reporting Person (See Instructions) IN

*Pursuant to Rule 13d-4, the Reporting Person disclaims beneficial ownership of all but 1,764 of the shares of common stock reflected herein and, as such, declares that the statement shall not be construed as an admission that such person is the beneficial owner of any securities covered hereby.

Item 1.
	(a)	Name of Issuer ReachLocal, Inc.
	(b)	Address of Issuer’s Principal Executive Offices 21700 Oxnard Street, Suite 1600, Woodland Hills, California 91367

Item 2.
(a)

Name of Person Filing
VantagePoint Venture Partners IV, L.P.

VantagePoint Venture Partners IV Principals Fund, L.P.

VantagePoint Venture Partners IV (Q), L.P.

VantagePoint Venture Partners III, L.P.

VantagePoint Venture Partners III (Q), L.P.

VantagePoint Venture Partners 2006 (Q), L.P.

VantagePoint Venture Associates III, L.L.C.

VantagePoint Venture Associates IV, L.L.C.

VantagePoint Venture Associates 2006, L.L.C.

VantagePoint Management, Inc.

Alan E. Salzman

	(b)	Address of Principal Business Office or, if none, Residence 1001 Bayhill Drive Suite 300, San Bruno, CA 94066
	(c)	Citizenship United States of America (Except Mr. Alan E. Salzman – Canada)
	(d)	Title of Class of Securities Common Stock
	(e)	CUSIP Number 75525F104

Item 3.	If this statement is filed pursuant to §§240.13d-l(b) or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable.

Item 4.	Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)

Amount beneficially owned:

VantagePoint Venture Partners IV, L.P.: 846,099
VantagePoint Venture Partners IV Principals Fund, L.P.: 30,789
VantagePoint Venture Partners IV (Q), L.P.: 8,451,641
VantagePoint Venture Partners III, L.P.: 237,775
VantagePoint Venture Partners III (Q), L.P.: 1,952,995
VantagePoint Venture Partners 2006 (Q), L.P.1,021,222
VantagePoint Venture Associates III, L.L.C.*: 2,190,770
VantagePoint Venture Associates IV, L.L.C.**: 9,328,529
VantagePoint Venture Associates 2006, L.L.C.***: 1,021,222
VantagePoint Management, Inc. 13,413
Alan E. Salzman****: 12,556,276

(b)

Percent of class:

VantagePoint Venture Partners IV, L.P.: 3.05%
VantagePoint Venture Partners IV Principals Fund, L.P.: 0.11%
VantagePoint Venture Partners IV (Q), L.P.: 30.42%
VantagePoint Venture Partners III, L.P.: 0.86%
VantagePoint Venture Partners III (Q), L.P.: 7.03%
VantagePoint Venture Partners 2006 (Q), L.P.: 3.68%
VantagePoint Venture Associates III, L.L.C.*: 7.89%
VantagePoint Venture Associates IV, L.L.C.**: 33.58%
VantagePoint Venture Associates 2006, L.L.C. ***: 3.68%
VantagePoint Management, Inc.: 0.05%
Alan E. Salzman****: 45.19%

	(c)	Number of shares as to which the person has:
(i)

Sole power to vote or to direct the vote

VantagePoint Venture Partners IV, L.P.: 0

VantagePoint Venture Partners IV Principals Fund, L.P.: 0

VantagePoint Venture Partners IV (Q), L.P.: 0

VantagePoint Venture Partners III, L.P.: 0

VantagePoint Venture Partners III (Q), L.P.: 0

VantagePoint Venture Partners 2006 (Q), L.P.

VantagePoint Venture Associates III, L.L.C.*: 0

VantagePoint Venture Associates IV, L.L.C.**: 0

VantagePoint Venture Associates 2006, L.L.C.***: 0

VantagePoint Management, Inc.: 0

Alan E. Salzman****: 2,342

(ii)

Shared power to vote or to direct the vote

VantagePoint Venture Partners IV, L.P.: 846,099
VantagePoint Venture Partners IV Principals Fund, L.P.: 30,789
VantagePoint Venture Partners IV (Q), L.P.: 8,451,641
VantagePoint Venture Partners III, L.P.: 237,775
VantagePoint Venture Partners III (Q), L.P.: 1,952,995
VantagePoint Venture Partners 2006 (Q), L.P.1,021,222
VantagePoint Venture Associates III, L.L.C.*: 2,190,770
VantagePoint Venture Associates IV, L.L.C.**: 9,328,529
VantagePoint Venture Associates 2006, L.L.C.***: 1,021,222
VantagePoint Management, Inc. 13,413
Alan E. Salzman****: 12,553,934

(iii)

Sole power to dispose or to direct the disposition of

VantagePoint Venture Partners IV, L.P.: 0
VantagePoint Venture Partners IV Principals Fund, L.P.: 0
VantagePoint Venture Partners IV (Q), L.P.: 0
VantagePoint Venture Partners III, L.P.: 0
VantagePoint Venture Partners III (Q), L.P.: 0
VantagePoint Venture Partners 2006 (Q), L.P.
VantagePoint Venture Associates III, L.L.C.*: 0
VantagePoint Venture Associates IV, L.L.C.**: 0
VantagePoint Venture Associates 2006, L.L.C.***: 0
VantagePoint Management, Inc.: 0
Alan E. Salzman****: 2,342

(iv)

Shared power to dispose or to direct the disposition of

VantagePoint Venture Partners IV, L.P.: 846,099
VantagePoint Venture Partners IV Principals Fund, L.P.: 30,789
VantagePoint Venture Partners IV (Q), L.P.: 8,451,641
VantagePoint Venture Partners III, L.P.: 237,775
VantagePoint Venture Partners III (Q), L.P.: 1,952,995
VantagePoint Venture Partners 2006 (Q), L.P.1,021,222
VantagePoint Venture Associates III, L.L.C.*: 2,190,770
VantagePoint Venture Associates IV, L.L.C.**: 9,328,529
VantagePoint Venture Associates 2006, L.L.C.***: 1,021,222
VantagePoint Management, Inc. 13,413
Alan E. Salzman****: 12,553,934

* VantagePoint Venture Associates III, L.L.C. is the general partner for both VantagePoint Venture Partners III (Q), L.P., and VantagePoint Venture Partners III, L.P. VantagePoint Venture Associates III, L.L.C. disclaims beneficial ownership of such shares.

** VantagePoint Venture Associates IV, L.L.C. is the general partner for VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P., and VantagePoint Venture Partners IV Principals Fund, L.P. VantagePoint Venture Associates IV, L.L.C. disclaims beneficial ownership of such shares.

*** VantagePoint Venture Associates 2006, L.L.C. is the general partner for VantagePoint Venture Partners 2006 (Q), L.P. VantagePoint Venture Associates 2006, L.L.C. disclaims beneficial ownership of such shares.

**** Mr. Alan Salzman is a Managing Member of each of VantagePoint Venture Associates III, L.L.C., VantagePoint Venture Associates IV, L.L.C. and VantagePoint Venture Associates 2006, L.L.C.  Mr. Salzman disclaims beneficial ownership of such shares.  Mr. Alan Salzman is the Chief Executive Officer of VantagePoint Management, Inc.  Mr. Salzman disclaims beneficial ownership of such shares.

Item 5.	Ownership of Five Percent or Less of a Class
Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not applicable.

Item 8.	Identification and Classification of Members of the Group
Not applicable.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2014

VANTAGEPOINT VENTURE PARTNERS III, L.P.		VANTAGEPOINT VENTURE PARTNERS 2006 (Q), L.P.
By: VantagePoint Venture Associates III, L.L.C., Its General Partner		By: VantagePoint Venture Associates 2006, L.L.C. Its General Partner

By:	/s/ Alan E. Salzman	By:	/s/ Alan E. Salzman
Name: Alan E. Salzman, Managing Member		Name: Alan E. Salzman, Managing Member

VANTAGEPOINT VENTURE PARTNERS III (Q), L.P.		VANTAGEPOINT VENTURE ASSOCIATES III, L.L.C.
By: VantagePoint Venture Associates III, L.L.C., Its General Partner

By:	/s/ Alan E. Salzman	By:	/s/ Alan E. Salzman
Name: Alan E. Salzman, Managing Member		Name: Alan E. Salzman, Managing Member

VANTAGEPOINT VENTURE PARTNERS IV, L.P.		VANTAGEPOINT VENTURE ASSOCIATES IV, L.L.C.
By: VantagePoint Venture Associates IV, L.L.C., Its General Partner

By:	/s/ Alan E. Salzman	By:	/s/ Alan E. Salzman
Name: Alan E. Salzman, Managing Member		Name: Alan E. Salzman,Managing Member

VANTAGEPOINT VENTURE PARTNERS IV (Q), L.P.		VANTAGEPOINT VENTURE ASSOCIATES 2006, L.L.C.
By: VantagePoint Venture Associates IV, L.L.C., Its General Partner

By:	/s/ Alan E. Salzman	By:	/s/ Alan E. Salzman
Name: Alan E. Salzman, Managing Member		Name: Alan E. Salzman, Managing Member

VANTAGEPOINT VENTURE PARTNERS IV PRINCIPALS FUND, L.P.		VANTAGEPOINT MANAGEMENT, INC.
By: VantagePoint Venture Associates IV, L.L.C., Its General Partner		By:	/s/ Alan E. Salzman
Name: Alan E. Salzman, Chief Executive Officer

By:	/s/ Alan E. Salzman	/s/ Alan E. Salzman
Name: Alan E. Salzman, Managing Member		Alan E. Salzman

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13G to which this Agreement is an exhibit (and any further amendment filed by them) with respect to the shares of Common Stock of ReachLocal, Inc.

This agreement may be executed simultaneously in any number of counterparts, all of which together shall constitute one and the same instrument.

Dated:  February 13, 2014

VANTAGEPOINT VENTURE PARTNERS III, L.P.		VANTAGEPOINT VENTURE PARTNERS IV PRINCIPALS FUND, L.P.
By: VantagePoint Venture Associates III, L.L.C., Its General Partner		By: VantagePoint Venture Associates IV, L.L.C., Its General Partner

By:	/s/ Alan E. Salzman	By:	/s/ Alan E. Salzman
Name: Alan E. Salzman,		Name: Alan E. Salzman,
Managing Member		Managing Member

VANTAGEPOINT VENTURE PARTNERS III (Q), L.P.		VANTAGEPOINT VENTURE PARTNERS 2006 (Q), L.P.
By: VantagePoint Venture Associates III, L.L.C., Its General Partner		By: VantagePoint Venture Associates 2006, L.L.C. Its General Partner

By:	/s/ Alan E. Salzman	By:	/s/ Alan E. Salzman
Name: Alan E. Salzman,		Name: Alan E. Salzman,
Managing Member		Managing Member

VANTAGEPOINT VENTURE PARTNERS IV, L.P.		VANTAGEPOINT VENTURE ASSOCIATES III, L.L.C.
By: VantagePoint Venture Associates IV, L.L.C., Its General Partner

By:	/s/ Alan E. Salzman	By:	/s/ Alan E. Salzman
Name: Alan E. Salzman,		Name: Alan E. Salzman,
Managing Member		Managing Member

VANTAGEPOINT VENTURE PARTNERS IV (Q), L.P.		VANTAGEPOINT VENTURE ASSOCIATES IV, L.L.C.
By: VantagePoint Venture Associates IV, L.L.C., Its General Partner

By:	/s/ Alan E. Salzman	By:	/s/ Alan E. Salzman
Name: Alan E. Salzman,		Name: Alan E. Salzman,
Managing Member		Managing Member

VANTAGEPOINT VENTURE ASSOCIATES 2006, L.L.C.

By:	/s/ Alan E. Salzman
Name: Alan E. Salzman,
Managing Member

VANTAGEPOINT MANAGEMENT, INC.

By:	/s/ Alan E. Salzman
Name: Alan E. Salzman,
Chief Executive Officer

/s/ Alan E. Salzman
Alan E. Salzman